Exhibit 99.1


        HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC. ANNOUNCES REJECTION
                            OF OFFER FROM TEEZEE INC.

FOR IMMEDIATE RELEASE

West Palm Beach, Florida, April 23, 2004. The Board of Directors of Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNS NEWS) announced today that the Company has elected to reject the outstanding offer from TeeZee, Inc. to purchase substantially all of its assets. TeeZee Inc. is a Florida-based company that was formed by Christopher Tisi, who currently serves as the Chief Executive Officer of HNNS.

TeeZee Inc. previously entered into an agreement to acquire substantially all of the assets of HNNS in exchange for the payment of $411,000 of which $375,000 was to be paid in cash and $36,000 in the form of a promissory note, subject to shareholder approval. TeeZee Inc. would also have assumed approximately $2 million of HNNS' debt. The Company terminated that agreement in February 2004. The relevant fairness opinion was withdrawn because the Company restated its 3rd quarter financial statements. TeeZee, Inc. had continued to keep its offer to purchase open on substantially the same terms as those in the Agreement.

Mr. Tisi recently executed a two-year employment agreement, the terms of which call for Mr. Tisi to serve as the Chief Executive Officer of the Company thru December 31, 2005. The Board primarily based its decision as not in the current best interest of the shareholders, the current market value of the Company's shares, current operations, and Mr. Tisi's recent agreement to stay with the company through December 31, 2005. In addition, the Board chose to afford itself more time to consider strategic alternatives. The Board intends to continue to consider strategic alternatives to increase shareholder value, which alternatives may include the sale of our current business, a merger or other combination with another enterprise, or both.

HNS develops and markets weight management products in over 25,000 health food and drug store locations. The Company's products can be found in CVS, GNC, Eckerd, Rite Aid, Vitamin Shoppe, Longs, Albertsons, Vitamin World, K-Mart, Walgreen and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com/.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the factors described in the Company's filing with the Securities and Exchange Commission, the recent terrorist attacks on the United States, possible responses by the U.S. government, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital. Finally, recent government action and the surrounding publicity regarding diet supplements has made it more difficult and expensive for us to obtain and maintain product liability insurance for our products, and there is no assurance that we will be able to maintain proper coverage in the future. The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.

For more information, contact:
At the Company:
Mona Lalla, Director of Operations
Telephone: (561) 863.8446
Email: lallam@hnsglobal.com